Exhibit 99.1

NEWS RELEASE

Williams Industrial Services Group Inc. • 100 Crescent Centre Parkway, Suite 1240 • Tucker, GA 30084

FOR IMMEDIATE RELEASE

Williams Industrial Services Group Increases
Revolving Credit Facility to $25 million to Fund
Strategic Growth Initiatives

ATLANTA, January 15, 2020 — Williams Industrial Services Group Inc. (OTCQX: WLMS) (“Williams” or the “Company”), a construction and maintenance services company, announced it has successfully amended the terms of its revolving credit facility with Midcap Financial (the “Revolver”), increasing borrowing capacity by $10 million to $25 million and extending the maturity of the facility by one year to October 11, 2022.  In addition, the structure of its $35 million term loan (the “Term Loan”) has been simplified through consolidation under the lead lender.  Terms governing both the Revolver and Term Loan were amended to accommodate the Company’s growth.

Randy Lay, Chief Financial Officer, commented, “We are executing well on our strategic initiatives to expand our core business while also growing and diversifying revenue through new customers and markets.  We made solid progress in 2019, evidenced by approximately $490 million in preliminary total backlog at year end of which approximately $190 million is expected to convert to revenue in 2020.  In light of this momentum, we expanded our Revolver to provide us the necessary funding to deliver on our building backlog.  This also enables us to launch the $7 million rights offering (the “Rights Offering”) with the full backstop provided by our largest shareholder.  We expect the registration statement we filed with the Securities and Exchange Commission (“SEC”) on Form S-1 relating to the Rights Offering to become effective in time for us to commence the offering process by the end of January.  The additional working capital from the expanded Revolver and the Rights Offering positions us well to appreciably advance our strategic plan.”

Under the terms of the amendments, the interest rates remain the same.  As a result of the increased borrowing capacity under the Revolver, the overall blended lending rate has improved.  The Revolver interest rate is LIBOR plus 6%, with a minimum LIBOR floor of 1%.  The Term Loan interest rate is LIBOR plus 10% with a minimum LIBOR floor of 2.5%.  Additional details regarding the amendments can be found in the Form 8-K filed by the Company with the SEC today.

About the Registration Statement

The Registration Statement has been filed with the SEC, but has not yet become effective.  The Company may not accept any offers pursuant to the Rights Offering prior to the time the Registration Statement becomes effective.

For additional information on the Rights Offering, please see the prospectus included in Williams’ Registration Statement on Form S-1, which is preliminary and subject to completion, and amendments to be filed with the SEC prior to the commencement of the Rights Offering.  The completion of the

Williams Industrial Services Group Increases Revolving Credit Facility to $25 million to Fund Strategic Growth Initiatives
January 15, 2020

Rights Offering remains subject to the satisfaction of certain conditions, and Williams reserves the right to terminate the Rights Offering at any time prior to the expiration date of the Rights Offering.  There can be no assurance that the Rights Offering will be commenced or consummated.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state

About Williams
Williams Industrial Services Group Inc. has been safely helping plant owners and operators enhance asset value for more than 50 years.  The Company provides a broad range of construction, maintenance and support services to customers in energy, power and industrial end markets. Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information can be found at www.wisgrp.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements include statements or expectations regarding the Company’s strategic plan and growth initiatives, financial results, the Registration Statement becoming effective, commencement of the proposed Rights Offering, and other related matters.  These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, including its ability to safely and effectively support accelerated decommissioning of retired nuclear plants, earn additional contract awards, grow its backlog and execute its strategy. Actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, reduced demand for, or increased regulation of, nuclear power, loss of any of the Company’s major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by its subcontractors, cancellation of projects, competition, including competitors being awarded business by current customers, damage to the Company’s reputation, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, volatility of the Company’s stock price, deterioration or uncertainty of credit markets, and changes in the economic and social and political conditions in the United States, including the banking environment or monetary policy.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the SEC, including the section of the Annual Report on Form 10-K for its 2018 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned not to rely upon them unduly.

Investor Contact:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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